Exhibit 10.1
EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the “Agreement”) dated February 26, 2008 by and between Chart Industries, Inc. (the “Company”) and Samuel F. Thomas (the “Executive”).
          The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and
          Executive desires to accept such employment and enter into such an agreement.
          In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company, on the terms and subject to the conditions set forth in this Agreement, for the period commencing on February 26, 2008, and ending on the second anniversary of said date (the “Employment Term”). Thereafter the Employment Term shall automatically be extended on February 26 of each year for a period of one year from such date. In addition, in the event of a Change in Control, the Employment Term shall automatically be extended for a period of three years beginning on the date of the Change in Control and ending on the third anniversary of the date of such Change in Control (unless further extended under the immediately preceding sentence). The Company or Executive may give notice to the other party that the Employment Term shall no longer be extended (the “Non-Renewal Notice”), in which event the Employment Term shall expire on the latest of: (i) such second anniversary of the original Employment Term commencement date, (ii) such third anniversary of a Change in Control, or (iii) the first anniversary of the delivery of such Non-Renewal Notice. In any case, the Employment Term may be terminated earlier under the terms and conditions set forth herein.
     2. Position.
          a. Title. During the Employment Term, Executive shall serve as the Company’s Chairman, Chief Executive Officer and President. In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors of the Company (the “Board”),which duties, authority and responsibility are consistent with the position of Chairman, Chief Executive Officer and President of the Company.
          b. Best Efforts. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 10.
          c. Place of Employment. In connection with Executive’s employment by the Company, Executive shall not be required to relocate or move from Executive’s existing principal residence in Haddonfield, NJ, and shall not be required to perform services which would make the continuance of Executive’s principal residence in Haddonfield, NJ, unreasonably difficult or inconvenient for Executive. The Company shall give Executive at least six months’ advance notice of any proposed relocation of its offices at which Executive’s present principal office is located to a location more than 50 miles from such present location, and, if Executive in Executive’s sole discretion chooses to relocate Executive’s principal residence as a result of such office relocation, the Company shall promptly pay (or reimburse Executive for) all reasonable relocation expenses (consistent with the Company’s past practice for similarly situated senior executive officers) incurred by Executive relating to a change of Executive’s principal residence in connection with any such relocation of the Company’s offices from such present location.
     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board or any duly authorized committee thereof. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
     4. Annual Bonus. With respect to each full fiscal year during the Employment Term (commencing with the 2008 fiscal year), Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to one hundred fifty percent (150%) of one hundred ten percent (110%) of the Executive’s Base Salary (with it being understood that one hundred ten percent (110%) of the Executive’s Base Salary is the “Target”) based upon the achievement of the performance targets established by the Board, or any duly authorized committee thereof, within the first three months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year. Any Annual Bonus payable hereunder shall be determined in accordance with the terms of the Company’s Incentive Compensation Plan, as currently in effect and as it may be amended from time to time, including any successor plan. In the event of a Change In Control as defined in the Incentive Compensation Plan, the annual bonus may be pro-rated in accordance with the terms of the Incentive Compensation Plan.
     5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) providing for health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any equity compensation plans, as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive’s right to participate in any Employee Benefits shall be subject to the applicable eligibility criteria for participation and Executive shall not be entitled to any benefits under, or based on, any Employee Benefits for any purposes of this Agreement if Executive does not during the Employment Term satisfy the eligibility criteria for participation in such Employee Benefits. Any equity incentive granted, awarded and held by the Executive shall be governed by the applicable terms of any such grant and award, and shall not be impacted by the terms of this Agreement, except to the extent taken into account in determinations under Section 9.
     6. Vacation. During the Employment Term, Executive shall be entitled to 5 weeks of paid vacation annually to be taken at such times as chosen by Executive.
     7. Business Expenses and Perquisites.
          a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
          b. Perquisites. During the Employment Term, Executive shall be eligible for an automobile allowance of up to $1,000 per month, consistent with the Company’s current practices.
     8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. The provisions of this Section 8 governs Executive’s rights upon Termination of Employment with the Company and its affiliates. “Termination of Employment” as used in this Agreement means the separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”, any reference in this Agreement to a Section of the Code shall include all lawful regulations and pronouncements promulgated thereunder, as well as any successor Sections of the Code having the same or similar purpose), of Executive with the Company and all of its affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Executive’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Executive has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Executive’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph. “Date of Termination” refers to the effective date of Executive’s Termination of Employment.

          a. Termination By the Company For Cause or By Executive Resignation Without Good Reason.
               (i) Events. The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.
               (ii) For Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (A) willful failure to perform duties which, if curable, is not cured promptly, or in any event within ten (10) days, following the first written notice of such failure from the Company, (B) commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (C) willful malfeasance or misconduct which is demonstrably injurious to the Company or its subsidiaries or affiliates, (D) material breach of the material terms of this Agreement, including, without limitation, any non-competition, non-solicitation or confidentiality provisions, (E) commission of any act of gross negligence, corporate waste, disloyalty or unfaithfulness to the Company which adversely affects the business of the Company or its subsidiaries or affiliates, or (F) any other act or course of conduct which will demonstrably have a material adverse effect on the Company, a subsidiary or affiliate’s business.
               (iii) Compensation. If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive the amounts in clauses (A) through (D) below referred to herein as “Accrued Rights”:
                    (A) the Base Salary through the Date of Termination;
                    (B) any Annual Bonus earned, but unpaid, as of the Date of Termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
                    (C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s Termination of Employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s Termination of Employment; and
                    (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including payment for any accrued but unused vacation within 30 days following the date of Executive’s Date of Termination.
          Following such Termination of Employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          b. Disability or Death.
               (i) Events. The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). In no event shall an Executive’s employment be continued beyond the 29th month of absence due to Executive’s Disability. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
               (ii) Compensation. Upon Executive’s Termination of Employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
                    (A) the Accrued Rights; and
                    (B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the Executive’s Date of Termination, payable to Executive pursuant to Section 4 had Executive’s employment not terminated.
          Following Executive’s Termination of Employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          c. Termination by the Company Without Cause or Resignation by Executive for Good Reason.
               (i) Events. The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason at any time including during the Protected Period.
               (ii) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent: (i) a material diminution in Executive’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which Executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that “Good Reason” shall not be deemed to exist unless: (A) the Executive has provided notice to the Company of the existence of one or more of the conditions listed in (i)

through (iv) within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Company within 30 days after receipt of such notice. Simply the receipt by the Executive of a Non-Renewal Notice from the Company shall not, in and of itself, be deemed to be an event of “Good Reason” under this Agreement.
               (iii) Protected Period. For purposes of this Agreement, “Protected Period” shall mean the period of time commencing on the date of a Change in Control and ending two years after such date.
               (iv) Change in Control. For purposes of this Agreement, “Change in Control” shall mean, with respect to the Executive, the happening of any of the following events (but only if with respect to the Executive, such event would constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, as defined under Section 409A of the Code):
                    (A) a change in the ownership of the Company (or any affiliate which either employs the Executive or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) that, together with stock held by such person or group, constitutes more than Fifty Percent (50%) of the total fair market value or total voting power of the stock of the Company (or such an affiliate). However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company (or such an affiliate), the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. (An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company (or such an affiliate) acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition. This parenthetical phrase applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) (or such an affiliate) and stock in the Company (or such an affiliate) remains outstanding after the transaction.)
                    (B) a change in effective control of the Company (or any affiliate which either employs the Executive or is a direct or indirect parent of such employer) by which:
               (1) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or such an affiliate) possessing Thirty Percent (30%) or more of the total voting power of the stock of the Company (or such an affiliate); or
               (2) a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.

                    (C) a change in the ownership of a substantial portion of the assets of the Company (or any affiliate which either employs the Executive or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company (or such an affiliate) that have a total gross fair market value equal to or more than Forty Percent (40%) of the total gross fair market value of all of the assets of the Company (or such an affiliate) immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
               (v) Compensation if Terminated Outside of Protected Period. If, at any time other than during the Protected Period, the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason within 6 months of the condition giving rise to the good reason, Executive shall be entitled to receive:
                    (A) the Accrued Rights;
                    (B) subject to Executive’s (x) continued compliance with the provisions of Sections 10 and 11 and (y) execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company, payment in one lump sum of:
               (1) 200% of the greater of the current Base Salary or Executive’s highest Base Salary paid within the Employment Term; plus
               (2) 200% of Executive’s Target Annual Bonus;
payable to Executive in one lump sum immediately following the expiration of the revocation period provided for in such release, but in no event later than two and a half (2-1/2) months after the end of the year in which the Executive’s Termination of Employment occurred; and
                    (C) continued coverage under the Company’s group health plans during the twenty-four (24) months following Executive’s Date of Termination on the same basis as active employees of the Company; provided that during any portion of that period beyond eighteen (18) months following Executive’s Date of Termination, to the extent coverage under the Company’s group health plans is not permissible under the terms of such plans, the Company may, in lieu of providing such coverage, pay Executive an amount equal to the premium subsidy the Company otherwise would have paid on Executive’s behalf for such coverage during the balance of such period.
               (vi) Compensation if Terminated during Protected Period. If, during the Protected Period, either the Executive’s employment is Terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
                    (A) the Accrued Rights;
                    (B) subject to Executive’s (x) continued compliance with the provisions of Sections 10 and 11 and (y) execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company, payment in one lump sum of:
               (1) 300% of the greater of the current Base Salary or Executive’s highest Base Salary paid within the Employment Term; plus
               (2) 300% of Executive’s Target Annual Bonus;
payable generally within ten (10) business days after Executive’s Date of Termination, or, if later, upon the expiration of the revocation period provided for in such release, except when such payment is delayed and paid in accordance with Section 9(b) for a determination under Section 9, but in no event later than two and a half (2-1/2) months after the end of the year in which the Executive’s Termination of Employment occurred; and
                    (C) continued coverage under the Company’s group health plans during the thirty-six (36) months following Executive’s Date of Termination on the same basis as active employees of the Company; provided that during any portion of that period beyond eighteen (18) months following Executive’s Date of Termination, to the extent coverage under the Company’s group health plans is not permissible under the terms of such plans, the Company may, in lieu of providing such coverage, pay Executive an amount equal to the premium subsidy the Company otherwise would have paid on Executive’s behalf for such coverage during the balance of such period.
          Following Executive’s Termination of Employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
          d. Expiration of Employment Term.
               (i) Election Not to Renew the Employment Term. In the event either party provides the other with the Non-Renewal Notice pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, the expiration of the Employment Term and the Executive’s Termination of Employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of such Employment Term and Executive shall be entitled to receive the Accrued Rights. The Company’s providing of a Non-Renewal Notice under Section 1 shall not prejudice in any way Executive’s right to assert an event of Good Reason (as such term is defined above), whether related to such Non-Renewal Notice or otherwise, at any time during the Employment Term.
          Following such termination of Executive’s employment hereunder, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
               (ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 10, 11 and 12 of this Agreement shall survive any termination of this Agreement or Executive’s Termination of Employment hereunder.
          e. Notice of Termination. Any purported Termination of Employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment under the provision so indicated.
          f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.
     9. Conditional Reduction in Payments.
          a. Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment or distribution provided for pursuant to the terms of this Agreement for the benefit of Executive, when aggregated with any other payments or benefits received or receivable by Executive (individually and collectively, a “Payment”), would constitute “parachute payments” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive’s payments under Section 8 hereof shall be either:
          (i) delivered in full, or
          (ii) reduced to the minimum extent necessary so that no portion of the Payment, after such reduction, constitutes an Excess Parachute Payment (as defined in

Section 280G(b) of the Code) (the amount of such reduction shall be referred to as the “Excess Amount”);
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
          b. All determinations required to be made under this Section 9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a reduction in the Payment is to be made and the amount of such Excess Amount, if any, shall be made by a nationally recognized accounting firm proposed by the Company and reasonably acceptable to Executive (which accounting firm shall be the “Accounting Firm” hereunder). The Company or Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Date of Termination, if applicable, and any other time or times as may be requested by the Company or Executive. The Company shall pay Executive’s payments under Section 8 hereof, as reduced or not reduced pursuant to the final determination of the Accounting Firm and Subsection 9(a) above, no later than the later of (x) the time otherwise required hereunder or (y) five business days after receipt of such determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return.
          c. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, an Excess Parachute Payment was received by Executive which would have been intended to be reduced by the Excess Amount pursuant to Subsection 9(a) above. In such case, then such amount received by Executive shall be deemed to be an overpayment, and Executive shall repay the amount equal to the Excess Amount (to the extent received by Executive) to the Company on demand (but no less than ten days after Executive receives written demand).
          d. The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection 9(b). Any determination by the Accounting Firm as to the amount of any Excess Amount shall be binding upon the Company and Executive.
          e. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection 9(b) shall be borne by the Company.

     10. Non-Competition.
          a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
               (i) During the Employment Term and the twenty-four (24) months following the date of Executive’s Termination of Employment or, if any benefits are paid to Executive pursuant to subparagraph (vi) of Section 8.c. of this Agreement, the thirty-six (36) months following the date of Executive’s Termination of Employment (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or customer or prospective client or customer:
                    (A) with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding the earlier of the Executive’s Termination of Employment or such solicitation;
                    (B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s Termination of Employment; or
                    (C) for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s Termination of Employment.
               (ii) During the Restricted Period, Executive will not directly or indirectly:
                    (A) engage in (1) the business of manufacturing equipment used in (x) the production, storage and end-use of hydrocarbon and industrial gases business or (y) low temperature and cryogenic applications, (2) any other businesses which the Company or its subsidiaries engage in during the term of Executive’s employment with the Company and (3) any businesses which, as of the date of Executive’s Termination of Employment, the Company or its subsidiaries both (x) have specific plans to conduct in the future (and as to which Executive is aware of such planning) and (y) have allocated or invested capital as of the date of such Termination of Employment (a “Competitive Business”);
                    (B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
                    (C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
                    (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the

Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.
               (iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
               (iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
                    (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or
                    (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s Termination of Employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.
               (v) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
          b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     11. Confidentiality; Intellectual Property.
          a. Confidentiality.
               (i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person other than the Company; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or other than in performing his or her duties on behalf of the Company consistent with Company policies), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or a duly authorized committee thereof.
               (ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
               (iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
          b. Intellectual Property.
               (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any of the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same, to the best of his or her knowledge, to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

               (ii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
               (iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
               (iv) The provisions of Section 11 shall survive the Executive’s Termination of Employment for any reason.
     12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     13. Miscellaneous.
          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
          b. Dispute Resolution. Except as otherwise provided in Section 12 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Cleveland, Ohio, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 13(b) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses except to the extent set forth in Section 13(p), provided, however, that the Company agrees to pay the cost of the Arbitrator’s fees.
          c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. The Company will require any person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company to assume all obligations of the Company under this Agreement.
          g. Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to bona fide set off, counterclaim or recoupment in good faith of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.
          h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          If to the Company:
Chart Industries, Inc.
One Infinity Corporate Centre Drive, Suite 300
Garfield Heights, Ohio 44125
Facsimile: (440) 753-1491
Attention: Chief Financial Officer and General Counsel
          If to Executive:
               To the most recent address of Executive set forth in the personnel records of the Company.
          j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
          k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, except that this Agreement does not supercede any stock option agreement, performance unit agreement, or indemnification agreement.
          l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
          m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          o. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s Termination of Employment with the Company

Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board or any duly authorized committee thereof, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(o); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.
          p. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation or arbitration seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation, arbitration or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such expenses. Accordingly, if at any time following a Change in Control, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of Executive’s obligations under Sections 10 and 11, then the Company irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice at the expense of the Company as provided in this Section 13(p) to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company’s obligations under this Section 13(p) shall not be conditioned on Executive’s success in the prosecution or defense of any such litigation, arbitration or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000, provided that Executive presents such statement(s) no later than 30 days prior to the end of Executive’s taxable year following the year in which such expenses were incurred. Notwithstanding the foregoing, this Section 13(p) shall not apply at any time unless a Change in Control has occurred.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHART INDUSTRIES, INC.		SAMUEL F. THOMAS
(“Company”)		(“Executive”)

By:	/s/ Michael F. Biehl	/s/ Samuel F. Thomas

Name:	Michael F. Biehl

Title:	Executive Vice President, Chief Financial
Officer & Treasurer